Exhibit 3.1

ARTICLES OF RESTATEMENT
(Under Section 2-608 of Corporations and Associations Article)

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 32, South Street, Baltimore, Maryland 21202 (hereinafter called the �Corporation�), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation desires to restate its charter as currently in effect. The following constitutes all of the provisions of the charter of the Corporation as currently in effect:

�ARTICLE I
NAME

The name of this corporation is OMEGA HEALTHCARE INVESTORS, INC.

ARTICLE II
PURPOSES

The purpose for which this corporation is formed is to engage in the ownership of real property and mortgages secured by interests in real property and in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland as now or hereafter in force.

 ARTICLE III
PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the corporation in the State of Maryland is The Corporation Trust Incorporated, and the address is 32 South Street, Baltimore, Maryland 21202, but this corporation may maintain an office or offices in such other place or places as may be, from time to time, fixed by its Board of Directors or as may be fixed by the Bylaws of the corporation.

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ARTICLE IV
CAPITAL STOCK

Section 1.  The total number of shares of capital stock which the corporation shall have authority to issue is Sixty Million (60,000,000), of which Fifty Million (50,000,000) shall be shares of Common Stock having a par value of $.l0 per share and Ten Million (10,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Fifteen Million Dollars ($15,000,000).

Section 2.  The Board of Directors shall have authority to authorize the issuance of Common Stock or Preferred Stock from time to time in one or more series, and in such amounts and for such consideration as the Board of Directors shall deem appropriate. The Board of Directors shall have authority to fix the rights, powers and restrictions of the Preferred Stock by resolution and the filing of articles supplementary, which shall designate with respect to any series of Preferred Stock:

(1)  the number of shares constituting such series and the distinctive designation thereof;

(2)  the voting rights, if any, of such series;

(3)  the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

(4)  whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;

(5)  the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the corporation;

(6)  the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the corporation or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and

(7)  any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

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Section 3.  No holder of shares of stock of the corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of the capital stock of the corporation or any other security of the corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

ARTICLE V
DEFINING, LIMITING AND REGULATING POWERS OF THE CORPORATION
AND THE BOARD OF DIRECTORS AND SHAREHOLDERS

Section 1.  The Board of Directors shall have the authority without shareholder approval to designate capital gain allocation to holders of any series of all series of Preferred Stock.

Section 2.  The affirmative vote of the holders of not less than 80% of the outstanding shares of �voting stock� (as hereinafter defined) of the corporation shall be required for the approval or authorization of any �Business Combination� (as hereinafter defined) of the corporation with any �Related Person� (as hereinafter defined). However, such 80% voting requirement shall not be applicable if: (1) the Board of Directors of the corporation by unanimous vote or written consent shall have expressly approved in advance the acquisition of outstanding shares of voting stock of the corporation that caused the Related Person to become a Related Person or shall have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or (2) the Business Combination is solely between the corporation and another corporation, one hundred percent of the voting stock of which is owned directly or indirectly by the corporation. For purposes of this Article V, Section 2:

(i)  The term �Business Combination� shall mean (a) any merger or consolidation of the corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any �Substantial Part� (as hereinafter defined) of the assets of the corporation (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the corporation, (d) any sale, lease, exchange, transfer or other disposition of all of any Substantial Part of the assets of a Related Person to the corporation, (e) the issuance of any securities (other than by way of pro rata distribution to all shareholders) of the corporation to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(ii)  The term �Related Person� shall mean and include any individual, corporation, partnership or other person or entity which, together with its �Affiliates� and

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�Associates� (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), �Beneficially Owns� (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding voting stock of the corporation, and any Affiliate or Associate of the corporation.

(iii)  The term �Substantial Part� shall mean more than 10% of the book value of the total assets of the corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(iv)  Without limitation, any shares of Common Stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

(v)  The term �voting stock� shall mean the outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors. In a vote required by or provided for in this Article V, Section 2, each share of voting stock shall have the number of votes granted to it generally in the election of Directors.

Section 3.  Initially, the Board of Directors shall consist of three (3) Directors. The Board shall be classified into three groups of Directors. Each Director in Group I initially shall serve for a term ending at the annual meeting of shareholders in 1993; each Director in Group II initially shall serve for a term ending at the annual meeting of shareholders in 1994; and each Director in Group III initially shall serve for a term ending at the annual meeting of shareholders in 1995. After the respective initial terms of the groups indicated, each such group of Directors shall be elected for successive terms ending at the annual meeting of shareholders held during the third year after election. The names of the initial Directors are Essel W. Bailey, Jr., who shall be a Group I Director, Thomas J. Franke, who shall be a Group II Director and Robert L. Parker, who shall be a Group III Director.

The Board shall have the right to increase the Board to six (6) and thereafter, until changed by an amendment to the Bylaws, the number of Directors shall be six (6). The directors then in office shall appoint the other directors to fill the vacancies created by the increase in the size of the Board and shall designate the Group to which each appointee shall belong.

The number of Directors may be increased or decreased from time to time in such manner as may be provided in the Bylaws, provided that the number of Directors shall never be more than nine (9) or less than three (3) and, once the number of directors is increased to six (6), the number shall never be less than five (5).

Section 4.  Once there is a completed public offering of the shares of stock of the corporation, if the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock of the

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corporation has or may become concentrated in the hands of one beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), the Board of Directors shall have the power (i) by means deemed equitable by the Board of Directors, and pursuant to written notice, to call for the purchase from any shareholder of the corporation a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the corporation of such beneficial owner to no more than 9.9% of the outstanding voting shares of stock of the corporation, and (ii) to refuse to transfer or issue voting shares of stock of the corporation to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of stock of the corporation. The purchase price for any voting shares of stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. Payment of the purchase price shall be made within thirty days following the date set forth in the notice of call for purchase, and shall be made in such manner as may be determined by the Board of Directors of the corporation. From and after the date fixed for purchase by the Board of Directors, as set forth in the notice, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of stock of this corporation shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares, options, warrants or other securities convertible into voting shares shall be deemed, at the option of the corporation, to have acted as agent on behalf of the corporation in acquiring such shares and to hold such shares on behalf of the corporation.

Notwithstanding anything herein to the contrary, the corporation and its transfer agent may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder if such transfer would or might, in the opinion of the Board of Directors or counsel to the corporation, disqualify the corporation as a Real Estate Investment Trust under the Internal Revenue Code. Nothing herein contained shall limit the ability of the corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the corporation�s tax status as a qualified Real Estate Investment Trust.

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Nothing contained in this Section 4 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

Section 5.  Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in these Articles or the Bylaws of the corporation.

Section 6.  The provisions of Subtitles 6 (Special Voting Requirements) and 7 (Voting Rights of Certain Control Shares) of Title 3 of the Corporations and Associations Article of the Maryland Code shall not apply to this corporation unless the Board of Directors elects by resolution to be subject, in whole or in part, specifically, generally or generally by types, as to specifically identified or unidentified stockholders, to the provisions of either or both Subtitles.

ARTICLE VI
LIABILITY FOR MONETARY DAMAGES AND INDEMNIFICATION

Section 1.  To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the corporation or its stockholders for money or other damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

Section 2.  The corporation shall indemnify and advance expenses to its directors to the fullest extent that indemnification of, and advance of expenses to, directors is permitted by the Maryland General Corporation Law. The corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

Section 3.  References to the Maryland General Corporation Law in this Article are to that law as from time to time amended.

No future amendment to the charter of the corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment.

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ARTICLE VII
AMENDMENTS

Section 1.  The corporation reserves the right from time to time to amend, alter or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, including any amendment which alters the contract rights of any class of outstanding stock as expressly set forth in the charter, and all rights conferred on shareholders herein are subject to this reservation.

Section 2.  Notwithstanding any of the provisions of these Articles or the Bylaws of the corporation (and not withstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation) the affirmative vote of the holders of at least 80% of the �voting stock� of the corporation, voting together as a single class, shall be required to repeal or amend any provision inconsistent with Section 2, Section 3 or Section 4 of Article V.

ARTICLE VIII
PERPETUAL EXISTENCE

The period of the existence of the corporation is to be perpetual.�

SECOND: The foregoing restatement of the charter has been approved by a majority of the entire board of directors. The number of directors of the Corporation is seven (7). The names of the directors are: Essel W. Bailey, Jr., James C. Cowles, James E. Eden, Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, and Robert L. Parker.

THIRD: The charter of the Corporation is not amended by these Articles of Restatement.

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IN WITNESS WHEREOF, Omega Healthcare Investors, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President, attested by its Secretary, on April 16, 1995.

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ David A. Stover
David A. Stover, Vice President

Attest:

/s/ Essel W. Bailey, Jr.
Essel W. Bailey, Jr., Secretary

THE UNDERSIGNED, Vice President of Omega Healthcare Investors, Inc., who executed on behalf of said corporation the foregoing Articles of Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true and in all material respects, under penalties of perjury.

/s/ David A. Stover
David A. Stover, Vice President

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OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21210 (hereinafter called the �Corporation�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out Section 1. of Article IV in its entirety and inserting in lieu thereof the following:

ARTICLE IV

CAPITAL STOCK

Section 1. The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock having a par value of $.10 per share and Ten Million (10,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Twenty Million Dollars ($20,000,000). Prior to the increase, the aggregate par value of all said shares was Fifteen Million Dollars ($15,000,000).

SECOND: The board of directors of the Corporation, at a meeting duly convened and held on January 19, 1999, adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment to the charter was advisable and directing that it be submitted for action thereon at a meeting of the stockholders of the Corporation to be held on April 20, 1999.

THIRD: Notice setting forth the aforesaid amendment of the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given as required by law to all stockholders of the Corporation entitled to vote thereon. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote required by law.

FOURTH: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class were as follows:

Common Stock                         Par Value

50,000,000                           $.10 per share

Preferred Stock                         Par Value

10,000,000                           $1.00 per share

(b) The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

Common Stock                         Par Value

100,000,000                              $.10 per share

Preferred Stock                         Par Value

10,000,000                          $1.00 per share

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(c) The aggregate par value of all shares of all classes of stock of the Corporation heretofore authorized was $15,000,000. The aggregate par value of all shares of all classes of stock as increased by this amendment is $20,000,000. This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Corporation by $5,000,000.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice-President and its corporate seal to be hereunto affixed and attested by its Secretary.

THE UNDERSIGNED, Vice-President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.

Attest:                                 OMEGA HEALTHCARE INVESTORS, INC.

/s/ Susan A. Kovach                       By: /s/ David A. Stover  (SEAL)
Susan A. Kovach, Secretary                David A. Stover, Vice President

[Affix corporate seal]

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ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF OMEGA HEALTHCARE INVESTORS, INC.

1.

The name of the corporation is Omega Healthcare Investors, Inc. (the �Corporation�).

2.

The Corporation hereby amends the last paragraph of Article V, Section 3 of its Articles of Incorporation as follows:

"The number of Directors may be increased or decreased from time to time in such manner as may be provided in the Bylaws, provided that the number of Directors constituting the full Board of Directors shall not be less than five (5) nor more than thirteen (13), subject, at all times, to the rights of the holders of any class of the Corporation's preferred stock to elect directors in certain circumstances pursuant to the express terms of such preferred stock."

3.

The Board of Directors of the Corporation approved the foregoing amendment by unanimous written consent on April 2, 2002, declared that said amendment was advisable, and directed that it be submitted for action thereon at a meeting of the stockholders of the Corporation to be held on May 30, 2002.

4.

At a duly called meeting of stockholders held on May 30, 2002, the stockholders of the Corporation approved the foregoing amendment by the 80% affirmative vote required by Article VII of the Articles of Incorporation.

5.

All other provisions of the Articles of Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed this 30th day of May, 2002 and its corporate seal to be hereunto affixed and attested to by its Secretary.

THE UNDERSIGNED, Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.

Attest:      OMEGA HEALTHCARE INVESTORS, INC.

/s/ Daniel J. Booth     By: /s/ Taylor Pickett
Name: Daniel J. Booth     Name: Taylor Pickett

Title: Secretary      Title: CEO

[SEAL]

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OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal Maryland office at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093 (the �Company�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The board of directors of the Company, at a meeting duly convened and held on April 20, 2004, adopted a resolution in which it was set forth the following amendment to the charter of the Company (the �Charter�), declaring that said amendment to the Charter was advisable and directing that it be submitted for action thereon at a meeting of the stockholders of the Company to be held on June 3, 2004.

SECOND: Notice setting forth the aforesaid amendment of the Charter and stating that a purpose of the meeting of the stockholders would be to take action therein, was given as required by law to all stockholders entitled to vote thereon. The amendment of the Charter of the Company as hereinafter set forth was approved by the stockholders of the Company at said meeting by the affirmative vote required by law and the Charter.

THIRD: The Charter is hereby amended by striking out Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

ARTICLE IV
CAPITAL STOCK

Section 1. The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Twenty Million (120,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all said shares shall be Thirty Million Dollars ($30,000,000). Prior to the increase, the aggregate par value of all said shares was Twenty Million Dollars ($20,000,000).

FOURTH: (a) The total number of shares of all classes of stock of the Company heretofore authorized, and the number and par value of the shares of each class, were as follows:

Common Stock	Par Value
100,000,000	$.10 per share
Preferred Stock	Par Value
10,000,000	$1.00 per share

   (b) The total number of shares of all classes of stock of the Company as increased, and the number and par value of the shares of each class, are as follows:

Common Stock	Par Value
100,000,000	$.10 per share
Preferred Stock	Par Value
20,000,000	$1.00 per share

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   (c) The aggregate par value of all shares of all classes of stock of the Company heretofore authorized was $20,000,000. The aggregate par value of all shares of all classes of stock as increased by this amendment is $30,000,000. This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Company by $10,000,000.

FIFTH: The undersigned Chief Executive Officer of the Company acknowledges the Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 30th day of June, 2004.

ATTEST	OMEGA HEALTHCARE INVESTORS, INC.

By:_/s/ Daniel J. Booth_______________ Daniel J. Booth Secretary	By:_/s/ C. Taylor Pickett____________ C. Taylor Pickett Chief Executive Officer

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OMEGA HEALTH CARE INVESTORS, INC.

ARTICLES SUPPLEMENTARY

Omega Health Care Investors, Inc., a Maryland corporation (�Company�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority contained in the Charter, Seven Hundred Thousand (700,000) shares of authorized but unissued shares of the Company�s 9.25% Series A Cumulative Preferred Stock have been duly reclassified by the Board of Directors of the Company as authorized but unissued shares of the Company�s Preferred Stock par value $1.00 per share as described in Article IV, Section 2 of the Articles of Incorporation of the Company.

SECOND: The reclassification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and attested to by its Secretary on this 19th day of February, 1997.

ATTEST                     OMEGA HEALTHCARE INVESTORS, INC.

/s/ Susan Allene Kovach              By: /s/ David A. Stover
Susan Allene Kovach, Secretary          David Stover, Vice President

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OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES SUPPLEMENTARY

Omega Healthcare Investors, Inc., a Maryland corporation (�Company�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority contained in the Charter, One Million Thirty-Nine Thousand Five Hundred (1,039,500) shares of authorized but unissued shares of the Company�s Series C Convertible Preferred Stock have been duly reclassified by the Board of Directors of the Company as authorized but unissued shares of the Company�s Preferred Stock, par value $1.00 per share as described in Article IV, Section 2 of the Articles of Incorporation of the Company, without designation as to series.

SECOND. Pursuant to authority contained in the Charter, Four Million Seven Hundred Thirty-Nine Thousand Five Hundred (4,739,500) shares of authorized but unissued shares of the Company�s Preferred Stock (after giving effect to the reclassification pursuant to Article FIRST above of the Company�s previously authorized Series C Convertible Preferred Stock) have been duly classified by the Board of Directors of the Company as authorized but unissued shares of the Company�s 8.375% Series D Cumulative Redeemable Preferred Stock.

THIRD: A description of the 8.375% Series D Cumulative Redeemable Preferred Stock is as follows:
1.  Designation and Number. A series of Preferred Stock, designated the �8.375% Series D Cumulative Redeemable Preferred Stock� (the �Series D Preferred Stock�), is hereby established. The number of shares of the Series D Preferred Stock shall be Four Million Seven Hundred Thirty-Nine Thousand Five Hundred (4,739,500).

2.  Maturity. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3.  Rank. The Series D Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Series A and Series B Preferred Stock and all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term �equity securities� does not include convertible debt securities, which will rank senior to the Series D Preferred Stock prior to conversion.

4.  Dividends.

(a)  Holders of shares of the Series D Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.375% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $2.09375 per share). Dividends on the Series D Preferred Stock shall be cumulative from the date of original issue and shall be payable in arrears for each period ended April 30, July 31, October 31, and January 31, on or before the 15th day of May, August, November, February, of each year, or, if not a business day, the next succeeding business day (each, a �Dividend Payment Date�). The first dividend will be paid on May 17, 2004, with respect to the period commencing on the date of issue and ending on April 30, 2004. Any dividend payable on the Series D Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the preceding calendar month prior to the applicable Dividend Payment Date or on such other date designated by the Board of Directors of the Company that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a �Dividend Record Date�).

(b)  No dividends on shares of Series D Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)  Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and whether or not such is prohibited by agreement. Accrued but unpaid dividends on the Series D Preferred Stock will not bear interest and holders of the Series D Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock (other than a dividend in shares of the Company�s Common Stock or in shares of any other class of stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

(d)  Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series D Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company�s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended). Holders of shares of the Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series D Preferred Stock as provided above. Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5.  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series D Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share in cash or property at its fair market value as determined by the board of directors (the �Liquidation Preference�), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series D Preferred Stock as to liquidation rights. The Company will promptly provide to the holders of Series D Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company; provided that, in each case, effective provision is made in the organizational documents of the resulting or surviving entity or otherwise for the rights of the holders of the Series D Preferred Stock to receive dividends and participate in any distribution upon liquidation, dissolution or winding up of the affairs of such resulting or surviving entity in a manner consistent with the provisions of this Article Third.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law (the �MGCL�), no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

6.  Redemption.

(a)  The Series D Preferred Stock is not redeemable prior to February 10, 2009 subject, however, to the provisions in paragraph (9) of this Article Third. On and after February 10, 2009, the Company, at its option, upon not less than 30 nor more than 60 days� written notice, may redeem shares of the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to any shares of Series D Preferred Stock that constitute Excess Shares (as defined in paragraph 9 of this Article Third)) without interest. No shares of Series D Preferred Stock may be redeemed except with assets legally available for the payment of the redemption price.

(b)  Holders of Series D Preferred Stock to be redeemed shall surrender such Series D Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Company in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

(c)  Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of any shares of Series D Preferred Stock that constitute Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a real estate investment trust under the Internal Revenue Code, or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series D Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(d)  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; (iv) the place or places where the Series D Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series D Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

(e)  Immediately prior to any redemption of Series D Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(f)  Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series D Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series D Preferred Stock are being redeemed.

(g)  All Series D Preferred Shares redeemed pursuant to this Section 6 shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

7.  Voting Rights.

(a)  Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below.

(b)  Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for any six or more quarterly dividend periods, regardless of whether such quarterly periods are consecutive (a �Preferred Dividend Default�), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage respect to any Parity Preferred (as hereinafter defined). The holders of such shares of Series D Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation (�Parity Preferred�) upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the �Preferred Stock Directors�) at a special meeting called by the holders of record of at least 20% of the Series D Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series D Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series D Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series D Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series D Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series D Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series D Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series D Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)  So long as any shares of Series D Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i)  amend, alter or repeal the provisions of the Charter or the Articles Supplementary, whether by merger, consolidation or otherwise (an �Event�), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof;

(ii)  authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of Preferred Stock or rights to subscribe to or acquire any class or series of shares of Preferred Stock or any security convertible into any class or series of shares of Preferred Stock, in each case ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of Preferred Stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series D Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(d)  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(e)  Except as expressly stated in these Articles Supplementary, the Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series D Preferred Stock.

8.  Conversion. The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

9.  Restrictions on Ownership and Transfer.

Once there is a completed public offering of the Series D Preferred Stock, if the Board of Directors shall, at any time and in good faith, be of the opinion that actual or constructive ownership of at least 9.9% or more of the value of the outstanding capital stock of the Company (�Excess Shares�) has or may become concentrated in the hands of one owner, the Board of Directors shall have the power (i) by means deemed equitable by the Board of Directors, and pursuant to written notice, to call for the purchase from any shareholder of the corporation a number of shares of Series D Preferred Stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of such beneficial owner to no more than 9.9% of the value of the outstanding capital stock of the corporation, and (ii) to refuse to transfer or issue shares of Series D Preferred Stock to any person whose acquisition of such Series D Preferred Stock would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the value of the outstanding capital stock of the Company. The purchase price for any shares of Series D Preferred Stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price shall be equal to the redemption price of such shares of Series D Preferred Stock. Payment of the purchase price shall be made within thirty days following the date set forth in the notice of call for purchase and shall be made in such manner as may be determined by the Board of Directors of the Company. From and after the date fixed for purchase by the Board of Directors, as set forth in the notice, the holder of any shares so called for purchase shall cease to be entitled to dividends, and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of Series D Preferred Shares that would create an actual or constructive owner of more than 9.9% of the value of the outstanding shares of capital stock of this Company shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such Series D Preferred Shares shall be deemed, at the option of the corporation, to have acted as agent on behalf of the Company in acquiring such shares and to hold such shares on behalf of the Company.

Notwithstanding anything herein to the contrary, the Company and its transfer agent may refuse to transfer any shares of Series D Preferred Stock, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder if such transfer would or might, in the opinion of the Board of Directors or counsel to the Company, disqualify the Company as a Real Estate Investment Trust under the Internal Revenue Code. Nothing herein contained shall limit the ability of the corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Company�s tax status as a qualified Real Estate Investment Trust. Nothing herein contained shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange.

10.  No Preemptive Rights.

No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Preferred Stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of Preferred Stock of the Company.

FOURTH: The re-classification and classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 10th day of February, 2004.
ATTEST By: /s/ Daniel J. Booth Name: Daniel J. Booth Title: Secretary and Chief Operating Officer	OMEGA HEALTHCARE INVESTORS, INC. By: /s/ C. Taylor Pickett Name: C. Taylor Pickett Title: President and Chief Executive Officer

OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES SUPPLEMENTARY

Omega Healthcare Investors, Inc., a Maryland corporation (�Company�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority contained in the Charter: (i) Two Million Three Hundred Thousand (2,300,000) shares of authorized but unissued shares of the Company�s Series A Cumulative Preferred Stock; and (ii) Nine Hundred Sixty Thousand Five Hundred (960,500) shares of authorized but unissued shares of the Company�s Series C Convertible Preferred Stock, have been duly reclassified by the Board of Directors of the Company as authorized but unissued shares of the Company�s Preferred Stock, par value $1.00 per share as described in Article IV, Section 2 of the Articles of Incorporation of the Company, without designation as to series.

SECOND. The re-classification and classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 30th day of June, 2004.
ATTEST By: /s/ Daniel J. Booth Name: Daniel J. Booth Title: Secretary and Chief Operating Officer	OMEGA HEALTHCARE INVESTORS, INC. By: /s/ C. Taylor Pickett Name: C. Taylor Pickett Title: President and Chief Executive Officer

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OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES SUPPLEMENTARY

Omega Healthcare Investors, Inc., a Maryland corporation (�Company�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority contained in the Charter: Two Million (2,000,000) shares of authorized but unissued shares of the Company�s Series B Cumulative Preferred Stock have been duly reclassified by the Board of Directors of the Company as authorized but unissued shares of the Company�s Preferred Stock, par value $1.00 per share as described in Article IV, Section 2 of the Articles of Incorporation of the Company, without designation as to series.

SECOND. The re-classification and classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 20th day of June, 2005.

ATTEST By: /S/ DANIEL J. BOOTH Name: Daniel J. Booth Title: Secretary and Chief Operating Officer	OMEGA HEALTHCARE INVESTORS, INC. By: /S/ C. TAYLOR PICKETT Name: C. Taylor Pickett Title: President and Chief Executive Officer

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OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal Maryland office at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 (the �Company�), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Charter of the Company is hereby amended by deleting the current Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

ARTICLE IV
CAPITAL STOCK

Section 1.  The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share.  The aggregate par value of all said shares shall be Forty Million Dollars ($40,000,000).  Prior to the increase, the aggregate par value of all said shares was Thirty Million Dollars ($30,000,000).

SECOND:  (a)          The total number of shares of all classes of stock of the Company heretofore authorized, and the number and par value of the shares of each class, were as follows:

Common Stock	Par Value
100,000,000	$.10 per share
Preferred Stock	Par Value
20,000,000	$1.00 per share

                      (b)      The total number of shares of all classes of stock of the Company as increased, and the number and par value of the shares of each class, are as follows:

Common Stock	Par Value
200,000,000	$.10 per share
Preferred Stock	Par Value
20,000,000	$1.00 per share

                      (c)       The aggregate par value of all shares of all classes of stock of the Company heretofore authorized was $30,000,000.  The aggregate par value of all shares of all classes of stock as increased by this amendment is $40,000,000.  This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Company by $10,000,000.

THIRD:  The amendment to the Charter of the Company set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by the Maryland General Corporation Law.

FOURTH: The undersigned Chief Executive Officer of the Company acknowledges the Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 27th day of May, 2009.

ATTEST	OMEGA HEALTHCARE INVESTORS, INC.

By:/s/ Daniel J. Booth Daniel J. Booth Secretary	By:/s/ C. Taylor Pickett C. Taylor Pickett Chief Executive Officer